Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Gold Resource Estimate for the Awak Mas Gold Project, South Sulawesi, Indonesia

Denver, Colorado June 6, 2007 – Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that, following the completion of drilling in late 2006, a new mineral resource analysis for the Awak Mas deposit on South Sulawesi Island, Indonesia, was completed on June 6, 2007, by Gustavson Associates, LLC of Boulder, Colorado, in accordance with Canadian National Instrument 43-101 standards under the direction of Mr. John Rozelle, an independent Qualified Person, utilizing standard industry software and resource estimation methodology. Based on the resource analysis report, the gold resources for the Awak Mas deposit, reported at a cutoff grade of 0.5 grams of gold per tonne are:

	Tonnes (000s)	Grade (grams per tonne)	Contained Gold Ounces
Measured resources (1)	7,084	1.30	296,000
Indicated resources (1)	34,609	1.22	1,360,000
Measured and indicated resources (1)	41,693	1.24	1,656,000

(1)      Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

	Tonnes (000s)	Grade (grams per tonne)	Contained Gold Ounces
Inferred resources (2)	20,425	0.82	539,000

(2)      Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

The resource model for the Awak Mas deposit and the resource analysis report include the results of 97,426 meters in 803 drill holes (645 core and 158 reverse circulation drill holes), predominantly on nominal 50 meters by 50 meters drill spacing with infill to nominal 25 meters by 25 meters on two limited areas of the deposit, the Mapacing and Rante areas done by Battle Mountain Gold Company, Masmindo Mining Corporation, and Placer Dome Inc., and, in late 2006 by Vista. Assaying was done on nominally one-meter samples by Analabs and successors in name in Jakarta and the Intertek Caleb Brett Laboratory in Jakarta with

Analabs using a 50-gram sample and Intertek a 100-gram sample for fire assaying with atomic absorption spectrophotometry finish. By reviewing the sampling and assaying procedures utilized for the different drilling programs, Gustavson and previous independent consultants verified that the procedures were consistent with industry standard practices. An independent check sampling and assaying program was done by a previous independent consultant and results were found to be acceptable. Battle Mountain Gold, Masmindo Mining and Vista all had duplicate and check assaying programs in place which were reviewed by Gustavson and previous consultants and found that the assaying quality control procedures met industry standard practices.

The Awak Mas deposit is situated on the southern side of the Central Sulawesi Metamorphic Belt within a 50 kilometer long, north-northeast trending fault-bounded block of basement metamorphic rocks and younger sediments. The deposit area is dominated by the late Cretaceous Latimojong Formation, consisting of phyllites, slates, basic to intermediate volcanics, limestone and schist representing a platform and/or fore arc trough flysch sequence, which has been intruded by late-stage plugs and stocks of diorite, monzonite and syenite. Gold mineralization is predominantly hosted within the flysch sequence, which typically dips between 15° and 50°, generally towards the north. Gold is associated with sulfur-poor, sodic-rich fluids introduced at a relatively late stage in the tectonic history. Most gold mineralization is associated with abundant quartz veining and silica-albite-pyrite alteration; however, the association of gold and quartz is not ubiquitous, with some vein zones appearing to be locally barren of mineralization. Gold mineralization is distinctly mesothermal in character, atypical of the more ubiquitous low temperature or epithermal precious metal mineralization within many island arc environments in Indonesia.

In general, the Awak Mas deposit is comprised of a series of five principal zones: the Upper and Lower Rante, Lematik, Ongan, and Mapacing that are both adjacent to and slightly overlap each other.  The Upper Rante is approximately 440 meters wide by 775 meters long and 390 meters vertically.  The Lower Rante is approximately 820 meters wide by 630 meters long and 400 meters vertically.  The Ongan is approximately 380 meters wide by 540 meters long and 270 meters vertically.  The Lematik is approximately 560 meters wide by 750 meters long and 420 meters vertically.  The Mapacing is approximately 290 meters wide by 680 meters long and 220 meters vertically.  Two main styles of mineralization are present.  The first represents broad, shallow-dipping zones of sheeted and stockwork quartz veining and associated alteration that conform to the shear fabric, especially within the dark, graphitic mudstones. The other style consists of steeper dipping zones of quartz veining and breccias associated with high-angle faults cutting both the flyschoid cover sequence and basement metamorphics. Late-stage, north-northeast trending normal faults locally disrupt or offset mineralization. A surface layer of consolidated scree and colluvium averaging 3-4 meters (maximum 15 meters) in thickness veneers the deposit.

Vista has retained Gustavson to undertake a Canadian National Instrument 43-101 preliminary assessment of a potential development of the deposit using the results of the resource analysis contained in the current report and other technical information. Considerable historic technical work regarding metallurgy, process flow sheet, plant design and infrastructure has been previously completed and Vista has made this information available to Gustavson. In addition, Gustavson will undertake new preliminary mining plans and utilize, where appropriate, other consultants to generate new information or update the older work.

Mike Richings, Vista’s President and CEO, commented, “Our recent drilling program and reinterpretation of the ore zones has resulted in an improved understanding of the deposit and a significantly higher deposit grade compared to our earlier estimate, as previously reported. The measured and indicated resources are currently estimated to be 15% higher grade than the earlier estimate at the same cut-off grade. This means that capital and operating costs will be proportionately lower and the overall project economics will be improved. We are embarking on a preliminary assessment to gain an understanding of the overall project economics at current gold prices and to provide direction for a bankable feasibility study. We are committed to advancing our most attractive projects to a production decision and also to completing technical and economic evaluations on all projects so that shareholders and potential investors can appreciate the value of our projects at current gold prices and the sensitivity of these to changes in gold prices.” The earlier estimate referred to by Mr. Richings was reported by the Corporation in press releases dated; November 2, 2004; April 18, 2005; and September 20, 2006.

Since 2001, Vista has acquired a number of discovered gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary evaluations that have confirmed that some of the projects would be potentially viable operations at today’s gold prices. Currently, Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies. Vista’s holdings include the Paredones Amarillos and Guadalupe de los Reyes Projects in Mexico, Mt. Todd Project in Australia, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and the Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, operations, plans and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com